Exhibit 10.5

2014 DIRECTORS FEES

(Revised to reflect the elimination of Stock Options and
an increase in Deferred Stock Units and Audit Committee Fees)

Retainer Fee:	$232,000 per year
Cash: $86,000
Deferred Stock Units (1): $146,000

Non-Executive Chairman of the Board Fee:	$200,000 per year in Deferred Stock Units

Committee Chair Fee for Compensation, Corporate	$10,000 per year
Governance and Finance Committees:

Audit Committee Chair Fee:	$30,000 per year

Audit Committee Member Retainer Fee:	$10,000 per year

Lead Director Retainer Fee:	$25,000 per year

(1)	Deferred Stock Units are “phantom” units of LNC Common Stock that are credited under the LNC Directors’ Deferred Compensation Plan.

All cash fees may be deferred, at a Director’s election, pursuant to the LNC Directors’ Deferred Compensation Plan.

Meeting fees may be paid in some cases for meetings which exceed the number of annually scheduled meetings ($1,100 per meeting) as determined by the Corporate Governance Committee.

All fees are paid to the directors on a quarterly basis in arrears.